Exhibit (a)(5)(cix)

The Case for Stockholder Choice

Important Notice

This presentation reflects the opinions and beliefs of Oracle Corporation regarding matters related to the tender offer and the proxy solicitation.

Oracle has not obtained the consent of the authors and publications reprinted in this presentation to the use of their material as proxy-soliciting material. Certain of the securities analysts whose statements are excerpted are employed by firms that have performed services for Oracle and its affiliates.

Important Notice

Regarding the Proxy Solicitation

Oracle Corporation and its nominees to the PeopleSoft board will be soliciting proxies for use at the PeopleSoft 2004 Annual Meeting, or at any adjournment or postponement thereof, to vote in favor of these nominees, Oracle’s proposed bylaw amendment and to vote on any other matters that shall be voted upon at the 2004 Annual Meeting. Oracle has filed a proxy statement on Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with this solicitation of proxies for the 2004 Annual Meeting (the “Proxy Statement”). Promptly after filing a definitive Proxy Statement with the SEC, Oracle will mail the Proxy Statement and a BLUE Proxy Card to each PeopleSoft stockholder entitled to vote at the Annual Meeting. Oracle has engaged MacKenzie Partners Inc. (“MacKenzie”) to assist it in the solicitation of proxies from PeopleSoft stockholders. Oracle has agreed to pay customary compensation to MacKenzie for such services. In addition, Oracle has agreed to reimburse MacKenzie for its reasonable out-of-pocket expenses and to indemnify them and certain related persons against certain liabilities relating to or arising out of the engagement. In its role as financial advisor to Oracle, Credit Suisse First Boston LLC (“CSFB”) may also assist in the solicitation of proxies from PeopleSoft stockholders. CSFB will not receive any fees for or in connection with its solicitation activities, other than the fees due CSFB for its services as financial advisor to Oracle and as Dealer Manager in connection with Oracle’s tender offer. In addition, directors, officers and employees of Oracle may solicit proxies although no additional compensation will be paid to directors, officers or employees for such services.

Important Notice

Regarding the Tender Offer

The solicitation and the offer to buy PeopleSoft’s common stock is only made pursuant to the Offer to Purchase and related materials that Oracle Corporation and Pepper Acquisition Corp. filed on June 9, 2003 as amended and restated on February 12, 2004 and as subsequently amended. Stockholders should read the Amended and Restated Offer to Purchase and related materials carefully because they contain important information, including the terms and conditions of the offer. Stockholders can obtain the Amended and Restated Offer to Purchase and related materials free at the SEC’s website at www.sec.gov, from Credit Suisse First Boston LLC, the Dealer Manager for the offer, from MacKenzie Partners Inc., the Information Agent for the offer, or from Oracle Corporation.

Agenda

1. Executive Summary

2. Oracle Is Determined To Acquire PeopleSoft

3. Oracle’s Offer: Full and Fair Value to PeopleSoft Stockholders

4. PeopleSoft’s Response: Deny Stockholder Choice At All Costs

5. Tender Offer and Stockholder Proposal

Executive Summary

Oracle’s $26 per share all-cash offer: full and fair value

A win/win transaction for Oracle and PeopleSoft stockholders

Oracle believes it has a strong antitrust case and will ultimately prevail

PeopleSoft’s directors have intentionally disregarded their fiduciary duty to stockholders

We strongly urge PeopleSoft stockholders to take action:

1. Tender shares in the Oracle tender offer, which expires on March 12, 2004;

2. Approve Oracle’s proposal to increase the size of the PeopleSoft Board to nine members at the stockholder meeting on March 25, 2004; and

3. Elect the five independent candidates nominated by Oracle

Agenda

1. Executive Summary

2. Oracle Is Determined To Acquire PeopleSoft

3. Oracle’s Offer: Full and Fair Value to PeopleSoft Stockholders

4. PeopleSoft’s Response: Deny Stockholder Choice At All Costs

5. Tender Offer and Stockholder Proposal

Oracle + PeopleSoft = A Compelling Combination

Richest product offering: Oracle will offer future applications that combine the best features and functions of each company’s products

Expanded customer base with improved support provides annuity, cross-sell and up-sell opportunities Stronger and more efficient competitor against existing and emerging competitive alternatives

Minimal integration risk

Accretive after the first year, excluding amortization of intangibles

Highly Fragmented Market

Combination creates stronger competitor in diversified industry

Market Size

ERP Apps

$23.8 billion

#2 13.4%

SAP 17.9%

Other 59.7%

Oracle 5.4%

PeopleSoft/ J.D.Edwards 8.0%

Cerner—2.0%

Microsoft—2.0%

Sage Group PLC—1.7% McKesson HBOC—1.7% Siemens AG—1.6%

Market Share

CRM Apps

$7.1 billion

#2 8.2%

Oracle 4.4%

Siebel 17.1%

Other 57.1%

PeopleSoft/ J.D.Edwards 3.8%

SAP 6.2%

Amdocs—2.9% Trilogy Software—2.4%

Reynolds & Reynolds—1.6% Sage Group PLC—1.3% SAS Institute—1.3% FrontRange Solutions—1.0%

Art Technology Group—0.9%

Source: Based on latest available IDC data (ERP and CRM as of 2002).

Antitrust Issues

Oracle believes it has a very strong case and will ultimately prevail

Department of Justice (DOJ) Staff is focused on core HR/FMS provided to large enterprises

Served by dynamic, rapidly changing vendor landscape: this is not a 3-to-2 merger

– SAP is the leading vendor

– Lawson, SSA Global/Baan, and many other packaged software vendors currently sell to large enterprises

– Outsourcers (such as ADP, Fidelity, Hewitt/Cyborg) also currently provide solutions to large enterprises

– Integrators (such as IBM, Accenture, Bearing Point) significantly influence competitive landscape

– Microsoft is entering / repositioning and is a major constraint on price

Antitrust Issues

Oracle believes it has a very strong case and will ultimately prevail

yDOJ Staff must define a market in which a group of customers would be harmed

– Several case precedents for this principle, including Sungard

– We believe Oracle’s merger will not harm customers under any market definition

yInstead, Staff is attempting to utilize a novel legal theory in which each customer is a unique market

– No analogous case precedent for this theory

yEfficiencies created by the merger far outweigh any purported anticompetitive harm

Agenda

1. Executive Summary

2. Oracle Is Determined To Acquire PeopleSoft

3. Oracle’s Offer: Full and Fair Value to PeopleSoft Stockholders

4. PeopleSoft’s Response: Deny Stockholder Choice At All Costs

5. Tender Offer and Stockholder Proposal

Summary of Oracle’s Offer

Cash tender offer: $26.00 per share

$9.4B(1) total value

Offer subject only to customary conditions

– Majority of shares

– Redemption of poison pill

– Antitrust and customary regulatory clearances y No financing condition y Offer scheduled to expire on March 12, 2004

(1) Based on outstanding shares of PeopleSoft as of January 16, 2004, pro forma for the announced $200 million share repurchase. Total value is approximately $9.8B to purchase estimated shares outstanding at close and pay for estimated fees and expenses.

A Full And Fair Offer

Daily Closing Prices from February 4, 2003 to February 3, 2004 (day before Oracle’s revised offer)

Oracle Offer: $26.00

90-Day Average: $21.39 (Offer Premium: 21.5%)

180-Day Average: $19.37 (Offer Premium: 34.2%) 1-Year Average: $18.55 (Offer Premium: 40.2%)

Original Oracle Offer: $16.00 (Offer Premium: 62.5%)

PeopleSoft’s Valuation Myths

Myth #1: PeopleSoft is currently trading at the low end of its valuation range.

Reality: PeopleSoft’s annual average forward P/E multiple has been in decline for at least the last 4 years. PeopleSoft’s current multiple reflects rapidly diminishing organic growth and high-risk, back-end loaded EPS guidance. Oracle’s offer represents a substantial premium to the current and recent forward multiples.

Myth #2: PeopleSoft is trading at a lower multiple to its peers due to uncertainty created by Oracle.

Reality: We believe Oracle’s offer has propped up PeopleSoft’s stock price. PeopleSoft is trading in line with its peer group despite significant risk associated with earnings targets and underperformance relative to its peer group.

Myth #3: Oracle’s offer values PeopleSoft at multiples far below other recent large transactions in the enterprise software industry.

Reality: There is only one recent, large ( >$500M) enterprise application software transaction that is relevant: PeopleSoft’s acquisition of J.D. Edwards. Oracle’s premium offer for PeopleSoft far exceeds the revenue and per-customer multiples paid by PeopleSoft for J.D. Edwards. The P/E multiple paid by PeopleSoft is irrelevant given J.D. Edwards’ lack of profitability.

Myth #4: A majority of Wall Street analysts had a price target above $26 per share as of 2/4/2004.

Reality: Analyst price targets are not and have never been a fundamental valuation measure. PeopleSoft’s own advisors did not use price targets in their fairness opinion on the acquisition of J.D. Edwards. Price targets represent potential value in the future if management executes. Oracle’s offer is $26 in cash today, with no execution risk or discount for time.

PeopleSoft’s Falling P/E Ratios

Driven by underperformance relative to peers and aggressive, back-end-loaded EPS targets

28.7x

2 Year Average

26.9x

1 Year Average

24.4x

Q4 CY 03 Average

24.1x(1)

2/3/2004

(1)

28.6x

Oracle Offer

Note: Average forward multiples represent average of daily 1 year forward multiples using I/B/E/S consensus estimates. (1) Assumes CY 2004 EPS of $0.91, the current I/B/E/S mean estimate.

Declining License Revenue, Uncertain Future Performance

Pro Forma YoY License Revenue Growth (1)


0%
(10%)
(20%)
(30%)
(40%)
(15.0%)
(11.8%)
(13.1%)
(13.6%)
(14.4%)
(12.8%)
(33.6%)
(14.6%)
(18.0%)
(2.5%)
Q3
Q4
Q1
Q2
Q3
Q4
Q1
Q2
Q3
Q4
CY 2001
CY 2002
CY 2003

"[Management guidance] for first-quarter [2004] license revenue **[was] not an aberration and represents a new, lower-demand for PeopleSoft products.**"

- Brent Thrill, Prudential Equity Group
February 4, 2004

"We are downgrading PeopleSoft from Buy to Hold…we believe that Peoplesoft **will likely miss its March quarter license revenue guidance**…"

- Nathan Schneiderman, Wedbush Morgan Securities
February 4, 2004

"Many investors will recall that PeopleSoft guided to 1Q04 license revenue of $125-$135 million a year ago -- before it had bought J.D. Edwards! Our due diligence suggests that **PeopleSoft has struggled somewhat with its go-to market plans for the combined organization, creating a lag in the deal flow for 1Q04.**"

- Patrick Walravens, JMP Securities
January 30, 2004

(1) License revenue pro forma for the acquisition of J.D. Edwards. Pro forma calculations assume J.D. Edwards' fiscal quarters are equivalent to the closest previous calendar quarter (e.g., fiscal quarter ending January 31 is equivalent to calendar quarter ending December 31). J.D. Edwards did not file a 10-Q for Q3 FY 2003, pro forma calculations assume estimates from Prudential Research dated May 28, 2003.

ORACLE

16

Significant Execution Risk


YoY change in Pro Forma Quarterly Net Income
(Continuing Operations)
($ in millions)
$40
$30
$20
$10
$0
($10)
($20)
$14.9
$12.1
($9.5)
$1.1
($13.8)
($4.4)
$1.3
$11.3
$26.4
$30.8
$22.8
$33.2
Execution Risk
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4
CY 2002
CY 2003
CY 2004E

"...management guidance that calls for **a more back-end weighted year could weigh on the stock as investors are forced to pin greater hopes on the out quarters**."

- Drew Brosseau, SG Cowen
January 30, 2004

"...**stock is not likely to outperform its peer group until it shows more evidence of being able to deliver** on its 2004 outlook."

- Adam Holt, JP Morgan
January 30, 2004

"While [management] stressed that the macro environment continues to improve, **its 1Q license revenue guidance of $130-$140M was, at best, lackluster**."

"Based on 1Q guidance and commentary [regarding] seasonality, **PeopleSoft will need a very strong 4Q license revenue performance to meet its full year $700-$715M goal**."

- Brad Reback, CIBC World Markets
January 30, 2004

Note: Pro forma calculations assume J.D. Edwards' fiscal quarters are equivalent to the closest previous calendar quarter (e.g., fiscal quarter ending January 31 is equivalent to calendar quarter ending December 31). J.D. Edwards did not file a 10-Q for Q3 FY 2003, pro forma calculations assume estimates from Prudential Research dated May 28, 2003. Projected net income based on I/B/E/S EPS consensus estimates and current shares outstanding.

ORACLE

17

Comparable Enterprise Application Software Vendors

Oracle’s $26.00 offer for PeopleSoft represents full and fair value now

CY 2004 P/E Multiples for Comparable Company Universe Selected By PeopleSoft’s Advisors(1)

(As of February 20, 2004)

45.5x

15%

3.1x

Siebel

31.7x

14%

2.2x

SAP

28.6x

24.4x

11%

2.5x / 2.2.x

PeopleSoft at February 2004 Oracle Offer

26.2x

11%

2.4x

Oracle

25.8x

20%

1.3x

Intuit

21.5x 11% 2.0x

Microsoft

20.3x 7% 3.0x

Sage Group

Current PeopleSoft P/E Multiple Premium

(1) Lawson is excluded because its multiple is not meaningful. The peer group represents companies selected by Citigroup in their fairness opinion for PeopleSoft’s Board for the

J.D. Edwards acquisition. Long term growth rates and earnings estimates are from I/B/E/S.

Comparable Companies?

PeopleSoft's new "comparable companies" are inconsistent with their previous analysis

	June 2003 Fairness Opinion for PeopleSoft's Acquisition of J.D. Edwards	February 20, 2004 Proxy Solicitation	
SAP Corporation	✓	✓	Consistent
Siebel Systems, Inc.	✓	✓	Consistent
Microsoft Corporation	✓	✓	Consistent
Oracle Corporation	✓	✓	Consistent
Intuit Inc.	✓	✗	Inconsistent
Lawson Software, Inc.	✓	✗	Inconsistent
Sage, Inc.	✓	✗	Inconsistent
BEA Systems	✗	✓	Inconsistent
Computer Associates	✗	✓	Inconsistent
Mercury Interactive	✗	✓	Inconsistent
Veritas Software Corporation	✗	✓	Inconsistent
Median CY 2004 P/E Multiple(1)	*26.0x*	*33.2x*	

✓ Included ✗ Excluded

(1) As of February 20, 2004. Earnings estimates are from I/B/E/S.

ORACLE

19

J.D. Edwards Transaction: Apples and Oranges

Oracle's $26.00 offer for PeopleSoft represents full and fair value

	PeopleSoft for J.D. Edwards	Oracle for PeopleSoft February 2004[2]
Price Per Share	$14.74	$26.00
LTM NI Margin	3.8%	8.1%
Market Capitalization (in millions)	$1,845	$9,713
Implied Multiples[1]		
1 Year Forward Revenue	1.7x	3.0x
Price / 1 Year Forward EPS	38.8x	28.6x
Price Per Customer (in thousands)	$219	$701

- Oracle's offer is at a substantial premium to the revenue multiple PeopleSoft paid for J.D. Edwards
- Because of J.D. Edwards' low profitability, analysts focused on the revenue multiple as a more appropriate metric for valuing the acquisition

(1) Revenue projections for J.D. Edwards from Prudential Financial report dated May 28, 2003. Revenue projections for PeopleSoft from I/B/E/S consensus.
(2) PeopleSoft's LTM results are pro forma for the acquisition of J.D. Edwards. Pro forma calculations assume J.D. Edwards' fiscal quarters are equivalent to the closest previous calendar quarter (e.g., fiscal quarter ending January 31 is equivalent to calendar quarter ending December 31). J.D. Edwards did not file a 10-Q for Q3 FY 2003, pro forma calculations assume estimates from Prudential Research dated May 28, 2003.

ORACLE

20

Analyst Price Targets Are Irrelevant

y PeopleSoft stated that the majority of analysts had price targets above $26 before Oracle’s revised offer. However, PeopleSoft did not tell the whole story

– 18 out of 32 analysts either had no price targets or targets of $26 or below

– Analysts typically do not assign price targets for stocks for which they do not have a favorable recommendation; all analysts who did not have price targets for PeopleSoft had either a neutral or negative recommendation

After Oracle revised its offer, 5 analysts either pulled their price target, downgraded the stock to neutral or recommended investors take profits

Morgan Stanley initiated coverage on February 18 with an equal-weight rating and no price target

Price targets are not and have never been a fundamental valuation measure. PeopleSoft did not use price targets in its fairness opinion for the

J.D. Edwards acquisition

Note: 32 analysts updated their estimates after PeopleSoft’s Q4 earnings release and before Oracle’s $26 offer. CSFB research is excluded from analysis. Report from Jyske Bank was not available. Only 25 analysts had price targets, 7 analysts had no price targets and all of them had hold, neutral or market perform ratings on the stock and 11 analysts had targets at $26 or below.

$26.00: A Full Valuation

Wall Street and industry analysts support the final Oracle bid

“Oracle’s offer was considered so generous in some circles that investors must be wondering whose interests the PeopleSoft board is looking after. I think you’re going to see some ripple effect from [PeopleSoft’s board decision to reject Oracle’s final bid]. There will be more doubt. Are they being fiduciarily responsible?”

- Lee Geishecker, Gartner Group

“ PeopleSoft Board Rejects New Oracle Offer,” San Jose Mercury News by Michael Bazeley, February 10, 2004

“It was a little surprising how summarily PeopleSoft dismissed [Oracle’s final bid of $26.00 per share], considering it is a pretty high bid. Oracle has raised its bid twice now, and shareholders really haven’t had the chance to speak.”

- Jamie Friedman, Fulcrum Global Partners

“ PeopleSoft Turns Down Latest Oracle Bid,” Washington Post by David A. Vise, February 10, 2004

“I wouldn’t call PeopleSoft a dinosaur but PeopleSoft thinks the world of today is the world of the go-go years of 1999 and 2000. Forward-looking companies such as Oracle are trying to bring the business software industry out of its doldrums. It is sad to see that the

PeopleSoft management cannot understand the bigger picture of where the [software] industry is heading.”

- Trip Chowdry, FTN Midwest Research

“ PeopleSoft Gains Upper Hand,” Contra Costa Times by George Avalos, February 12, 2004

$26.00: A Full Valuation

Wall Street and industry analysts support the final Oracle bid

“…we believe that most investors would be wise to take profits at this point… Although our prior price target was $28, Oracle’s $26 bid, our reduced conviction in our near-term numbers, and potential deal risk lead us to believe that the stock is fairly valued at these levels at 21x our 2005 earnings estimate.”

- Nathan Schneiderman, Wedbush Morgan Securities February 4, 2004

“Oracle did the right thing here. This bid is high enough to be taken very seriously by shareholders. PeopleSoft’s best ally at this point might not be shareholders. It might be the DOJ. PeopleSoft really needs them to block this.”

- David Hilal, Friedman, Billings, Ramsey & Co.

“ Oracle Raises PeopleSoft Bid to $26 Per Share,” Associated Press by Michael Liedtke, February 4, 2004

“We believe $26 is a relatively fair price for PeopleSoft, given the integration risk of combining J.D. Edwards and PeopleSoft and the concern over the company’s seasonality expectations throughout 2004.”

- UBS analysts Heather Bellini, Brayden Matthews and Dino Diana

“ PeopleSoft Rejects $9.4 Billion Oracle Bid; Takeover Attempt Heading for Showdown,” San Francisco Chronicle by Carrie Kirby, February 10, 2004

Agenda

1. Executive Summary

2. Oracle Is Determined To Acquire PeopleSoft

3. Oracle’s Offer: Full and Fair Value to PeopleSoft Stockholders

4. PeopleSoft’s Response: Deny Stockholder Choice At All Costs

5. Tender Offer and Stockholder Proposal

Fiduciary Duty?

PeopleSoft’s CEO dismissed our offer repeatedly before the Board could even consider it

“I could imagine no price nor combination of price and other conditions to recommend accepting the offer to our shareholders.”

- Craig Conway, June 7, 2003

“PeopleSoft-Chef droht Oracle mit Schadenersatz-Klage” [translated] Interview with Thomas Schmidtutz from Germany’s Euro am Sonntag newspaper

“There is no combination of terms or conditions that would persuade me to sell PeopleSoft to Oracle. I think it’ll be a pretty short board call.”

- Craig Conway, June 9, 2003

“ PeopleSoft Set to Reject $5.1bn Oracle Bid” by Richard Waters, Financial Times

PeopleSoft: Case Study of Poor Corporate Governance

Ranked at the bottom 15% of S&P 500 firms for corporate governance standards according to ISS(1)

Staggered board y No choice for stockholders y Customer poison pill

Aggressive financial and accounting tactics

Lack of financial transparency

(1) 14.9% CGQ Index Ranking in the S&P 500 as of May 25, 2003.

No Choice for Stockholders

The Board has repeatedly taken action to deny stockholder choice

Amended the J.D. Edwards merger agreement to eliminate the ability of PeopleSoft stockholders to vote Misrepresented Oracle’s intent regarding product support and engaged in an intensive lobbying campaign aimed at persuading antitrust authorities to block the transaction — at any price

Moved and manipulated the annual meeting

Q1 2004 results (guided by management below consensus) not available before the meeting

Accelerated meeting date by 2 months to drastically reduce the time available to solicit proxies for the independent slate

Appointed a new director (Mr. Maples) to the Board and has not put him up for election

The Board has refused to remove the poison pill that blocks stockholders’ choice — at any price

Customer Poison Pill

Extraordinary wealth transfer from stockholders to customers

In response to our offer, PeopleSoft management is giving every customer a 2 to 5 times money-back guarantee triggered only by actions of an acquiror, not current management

$1.55B in potential payments (and rising) as of December 31, 2003 (approximately $4 per PeopleSoft share)

Extraordinary program to impose costs will burden any potential buyer

Contractual commitments that cannot be revoked or amended by the Board or the stockholders

Some variations triggered by a stockholder vote to change the Board without a change in stock ownership — coercion at its worst

Customer Poison Pill

Extraordinary wealth transfer from stockholders to customers

“We view the customer assurance program as a non-sustainable business practice and sales tool providing the near-term benefit of expediting sales efforts. We do not completely understand the rationale for the continuation of the program while the company has publicly proclaimed the Oracle transaction dead.” “As a result, we do not believe that the customer assurance program is in shareholder’s best interests as it has permanently reduced the enterprise value of the company to any potential acquirer. …the ability for any acquirer to place a premium on PSFT shares is significantly constrained because simply adding the customer assurance liability of $1 billion assumes a $3.00 per share tax on any potential offer.”

- Cameron Steele, RBC Capital Markets December 8, 2003

“…one has to wonder whether Conway is running roughshod over investors’ rights as he tries to thwart the wolf at his door. In fact, PeopleSoft’s message to its shareholders increasingly sounds like ‘Eat your vegetables; we know what’s good for you.’”

- “PeopleSoft: A Wolf in Sheep’s Clothing?,” Barron’s Magazine by Mark Veverka, November 24, 2003

“We believe the CAP is likely to reduce the amount that an acquiring company would be willing to pay to the

PeopleSoft stockholders. We believe an acquiring company would determine that it might trigger payments under the CAP terms—even if it plans to continue to support the PeopleSoft products. Consequently, we believe an acquiring company would allocate a portion of its take-over budget to making cash payments to customers, with the balance going to stockholders.”

- Patrick Walravens, JMP Securities November 19, 2003

PeopleSoft’s Aggressive Financial and Accounting Tactics

Aggressive revenue recognition accounting for customer poison pill

Repeated revisions of customer poison pill contracts were blamed on “administrative errors,” with inconsistent public disclosures of these revisions

Implemented stock buyback as an entrenchment tool

– Did not buy back in 2002 with approximately $2B in cash and the stock trading as low as $12.07

– Why buy back stock now at $22.00?

– Drain cash resources and reduce available shares y Poor financial disclosure and transparency related to the J.D. Edwards acquisition

PeopleSoft’s Lack of Financial Transparency

“PeopleSoft has declined to separately disclose the financial performance of the former J.D. Edwards unit for the past two quarters, making it difficult for analysts to determine the new operation’s profitability and growth. ‘This is how they are gaming the system,’ [RBC Capital Markets analyst Cameron] Steele says… In fact, the company’s licence revenue growth has declined over the past three quarters, a fact that PeopleSoft doesn’t dispute.”

- “PeopleSoft: A Wolf in Sheep’s Clothing?,” Barron’s Magazine by Mark Veverka, November 24, 2003

“But there is a hole in PeopleSoft’s reporting. The Pleasanton, Calif., company won’t break out the separate revenue contributions from J.D. Edwards and PeopleSoft in their initial quarter as a merged company, making it tough to analyze how the business performed when compared with a year earlier.”

“The reticence is understandable: Compared with the $196 million in combined license revenue in the two companies’ comparable quarters last year, the most recent performance appears to reflect a decline of 18%.”

- “PeopleSoft’s Math: One Plus One Equals One,” The Wall Street Journal by David Bank, October 31, 2003

Agenda

1. Executive Summary

2. Oracle Is Determined To Acquire PeopleSoft

3. Oracle’s Offer: Full and Fair Value to PeopleSoft Stockholders

4. PeopleSoft’s Response: Deny Stockholder Choice At All Costs

5. Tender Offer and Stockholder Proposal

Oracle’s Proposal to Amend Bylaws

In addition to offering PeopleSoft stockholders $26 in cash per share, Oracle is also proposing changes to PeopleSoft’s bylaws that will allow stockholders to vote for a majority of the Board

Oracle’s bylaw proposal would enable:

1. Stockholders to fill all newly created directorships

2. Size of the Board to be expanded by one, to a total of nine members

– New seat to be filled by a stockholder vote at the meeting

3. Five independent, well-qualified directors to be elected to put stockholders’ interests first

Appendix

1. Overview of Independent Nominees

2. Compensation for Independent Nominees

3. Profiles of Independent Nominees

4. Tender Offer Timeline

Overview of Independent Nominees

No affiliation nor prior relationship or dealings with Oracle

Extensive experience in business, corporate governance, accounting and finance

Committed to representing stockholders’ interests

No commitment to Oracle regarding the conduct of PeopleSoft business (or any other matter) after the election

Reasonable Compensation for Independent Nominees

$30,000 for service as nominee

– Indemnified by Oracle against liability as nominee

– Once elected, no compensation or indemnification from Oracle

Compare to PeopleSoft directors’ compensation

– Annual retainer of $30,000 + $5,000 per annum for each committee membership

– Since June 2003, additional $7,500 per month in connection with considering the Oracle offer

– Additional $1,500 per day when involved with PeopleSoft legal proceedings

– Stock options

Independent Nominees

Will represent the interests of PeopleSoft stockholders

Dr. Duke K. Bristow, 46

– Director of corporate governance program at UCLA and Chair of the Annual Corporate Governance Conference

– Financial economist at the UCLA Anderson School of Management

– Serves on the Academic Council of the Corporate Board Member Magazine

– Serves on the board of Arena Pharmaceuticals (Chairman of the Audit Committee, Chairman of the Governance and Nominating Committee and a member of the Compensation Committee)

– B.S. in chemical engineering from Purdue University, an M.B.A. from Indiana University and a Ph.D. in Financial Economics from UCLA

Independent Nominees

Will represent the interests of PeopleSoft stockholders

Richard L. Clemmer, 53

– President of Venture Capital Tech LLC

– Former CEO and President of PurchasePro.com, Inc.

– Former EVP and CFO at Quantum

– Former SVP and CFO at Texas Instruments, where he served for 23 years

– Serves on the Board of Directors of Agere Systems (Chairman of the Audit committee)

– B.A. in business administration from Texas Tech University and an M.B.A. from Southern Methodist University

Independent Nominees

Will represent the interests of PeopleSoft stockholders

Roger Noall, 68

– Former Senior EVP and Chief Administrative Officer of KeyCorp, a bank holding company

– Serves on the Board of Directors of Alleghany Corporation (Chairman of the Nominating and Governance Committee and member of the Compensation Committee),

The Victory Portfolios, The Victory Variable Insurance Funds and The Victory Institutional Funds

– B.S. in accounting from the University of Utah, an L.L.B. from Harvard Law School and an L.L.M. from New York University Law School

Independent Nominees

Will represent the interests of PeopleSoft stockholders

Dr. Laurence E. Paul, 39

– Managing Principal of Laurel Crown Capital, LLC, a private equity firm

– Former Managing Director at CSFB and Donaldson, Lufkin & Jenrette

– Serves on the Board of Directors for Biovail Corporation (member of Audit and Compensation committees) and Ampco-Pittsburgh Corporation

– Serves as director of Harvard Medical School and the American Red Cross Biomedical Services Division

– A.B. degree in biology from Harvard College, an M.D. from Harvard Medical School and an M.B.A. from Stanford University Graduate School of Business

Independent Nominees

Will represent the interests of PeopleSoft stockholders

Dr. Artur Raviv, 58

– Alan E. Peterson Distinguished Professor of Finance at the Kellogg Graduate School of Management, Northwestern University

– Member of the Kellogg faculty since 1981, served as Chairman of the Finance Department from 1986-1989

– Associate Editor of the Journal of Finance from 1989-2000; also has served on the Board of Editorial Advisors for both the Journal of Accounting, Auditing, and Finance and the Journal of Economics and Management Strategy

– Developed and directs three executive programs: MergerWeek, Corporate Financial Strategy and Finance for Executives

– B.A. and B.Sc. degrees in economics and statistics and mathematical physics from the Hebrew University, an M.Sc. degree from the Israel Institute of Technology and a Ph.D. in managerial economics from Northwestern University

Tender Offer Background

DATE EVENT

June 6, 2002 PeopleSoft approaches Oracle to discuss a possible merger

June 2, 2003 PeopleSoft announces 100% stock merger with J.D. Edwards

June 6, 2003 Oracle announces $16.00 cash tender offer for all outstanding PeopleSoft shares

June 9, 2003 Oracle requests a meeting with PeopleSoft; request was not granted

June 12, 2003 PeopleSoft Board rejects Oracle’s offer. Shortly thereafter, PeopleSoft initiates the customer poison pill.

June 16, 2003 PeopleSoft amends J.D. Edwards transaction to a 49% cash / 51% stock transaction, eliminating the need for stockholder approval of the transaction

June 18, 2003 Oracle revises tender offer to $19.50 cash per share and makes repeated requests in the following month to meet with PeopleSoft Board

June 20, 2003 PeopleSoft Board rejects Oracle’s revised offer

Tender Offer Background (Cont’d)

DATE EVENT

July 18, 2003 PeopleSoft acquires J.D. Edwards

October 17, 2003 PeopleSoft discloses revised terms of the customer poison pill, making the

Company more difficult to be acquired

January 23, 2004 Oracle announces nominees to PeopleSoft’s Board

January 30, 2004 PeopleSoft schedules date of 2004 annual stockholder meeting two months earlier compared to last year and before Q1 2004 results become available

February 4, 2004 Oracle increases cash tender offer to $26.00 per share

February 9, 2004 PeopleSoft Board rejects latest offer from Oracle citing valuation and antitrust issues

February 10, 2004 Record date for determining stockholders’ eligibility to vote in annual stockholder meeting

March 12, 2004 Expiration of Oracle’s cash tender offer

March 25, 2004 PeopleSoft’s annual stockholder meeting

The Case for Stockholder Choice